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                                                                    EXHIBIT 99.1

[INTERMEDIA COMMUNICATIONS LOGO]                                  [NEWS RELEASE]


                       INTERMEDIA ANNOUNCES COMMENCEMENT
                              OF PRIVATE OFFERING

TAMPA, FL (May 19, 1998) - Intermedia Communications Inc. (Nasdaq: ICIX) today announced the commencement of a private offering of $350 million of its Senior Notes due 2008 pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended.

The net proceeds from the offering of the Senior Notes will be used to fund up to 80% of the cost of acquisition or construction by the Company of telecommunications-related assets. A portion of the Company's expansion may occur through acquisitions (utilizing cash or securities of the Company) as an alternative to direct investments in the assets required to implement the expansion.

The Senior Notes to be sold in the offerings will not be and have not been registered under the Securities Act or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent of registration or an applicable exemption from the registration requirements of such laws.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets, Intermedia Communications' enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia Communications is headquartered in Tampa, Florida, with sales offices in 81 cities. Intermedia Communications is on the World Wide Web at http://www.intermedia.com.


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